Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-179581

March 21, 2012

Vipshop Holdings Limited

Vipshop Holdings Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, our company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs  & Co. at 1-212-902-1171 or Deutsche Bank Securities Inc. at 1-800-503-4611. You may also access our company’s most recent prospectus by visiting EDGAR on the SEC website at: http://www.sec.gov/Archives/edgar/data/1529192/000119312512124796/d211818df1a.htm

The following information supplements and updates the information contained in the Company’s preliminary prospectus included in Amendment No. 1 to the Company’s registration statement on Form F-1 filed with the SEC on March 9, 2012, or the Preliminary Prospectus. This free writing prospectus reflects the following amendments that were made to the Preliminary Prospectus. All references to page numbers are to page numbers in the Preliminary Prospectus.

(1)	The following paragraph has been added as the third and fourth paragraphs under “Underwriting” section:

Certain existing shareholders of our company, including the DCM Entities and the Sequoia Entities, and their respective affiliates have indicated to us their interest in subscribing for up to an aggregate of US$20 million of ADSs offered in this offering at the initial public offering price and on the same terms as the other ADSs being offered in this offering. Although we expect these shareholders to purchase these ADSs, indications of interest are not binding agreements or commitments to purchase. The number of ADSs available for sale to the general public will be reduced to the extent that these existing shareholders or their respective affiliates purchase ADSs in the offering.

The ADSs sold to our existing shareholders will be subject to the 180-day lock-up restrictions as described in “Shares Eligible for Future Sale – Lock-Up Agreements” in our Preliminary Prospectus and any ADSs purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, generally may be sold in the public market only in compliance with Rule 144 under the Securities Act.

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